Filed Pursuant to Rule 433

Registration No: 333-134553

30YNC4Y Annually Callable Zero Note

Final Terms and Conditions

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov with “Lehman Brothers Holdings Inc.” as a search term. You may also access the prospectus and Series I MTN prospectus supplement on the SEC web site as follows:

Series I MTN prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

Prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, Series I MTN prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Issuer	Lehman Brothers Holdings Inc.
Ratings	Moody’s A1/ S&P A+/ Fitch AA–
CUSIP	5252M0AV9
Principal Amount at Maturity	USD 38,000,000
Trade Date	November 14, 2007
Issue Date	November 27, 2007
Maturity Date	November 27, 2037 (Subject to Issuer’s Call Option)
Issue Price	11.7455% of the Principal Amount at Maturity
Redemption Price at Maturity	100.00% of the Principal Amount at Maturity
Annualized Internal Rate of Return	7.40%
Coupon	0.00% (The notes do not pay interest)
Basis	30/360, unadjusted
Issuer’s Call Option:

The Issuer has the right on November 27 in each year from and including November 27, 2011 (each a “Call Date”), provided that the Issuer gives 5 Business Days notice to the note holders, to call the notes in whole at a Redemption Price, and for an aggregate principal amount, determined in accordance with the Redemption Schedule given below.

	Redemption Schedule
	Call Dates	Redemption Price	Aggregate Principal Amount
	11/27/2011	15.6275%	$5,938,439
	11/27/2012	16.7839%	$6,377,883
	11/27/2013	18.0259%	$6,849,847
	11/27/2014	19.3598%	$7,356,735
	11/27/2015	20.7925%	$7,901,134
	11/27/2016	22.3311%	$8,485,818

11/27/2017	23.9836%	$9,113,768
11/27/2018	25.7584%	$9,788,187
11/27/2019	27.6645%	$10,512,513
11/27/2020	29.7117%	$11,290,439
11/27/2021	31.9103%	$12,125,931
11/27/2022	34.2717%	$13,023,250
11/27/2023	36.8078%	$13,986,970
11/27/2024	39.5316%	$15,022,006
11/27/2025	42.4569%	$16,133,635
11/27/2026	45.5987%	$17,327,524
11/27/2027	48.9731%	$18,609,760
11/27/2028	52.5971%	$19,986,883
11/27/2029	56.4892%	$21,465,912
11/27/2030	60.6694%	$23,054,390
11/27/2031	65.1590%	$24,760,414
11/27/2032	69.9808%	$26,592,685
11/27/2033	75.1593%	$28,560,544
11/27/2034	80.7211%	$30,674,024
11/27/2035	86.6945%	$32,943,902
11/27/2036	93.1099%	$35,381,750
11/27/2037	100.0000%	$38,000,000
The principal amount paid per note on any Call Date will be determined pro rata based on the Redemption Price corresponding to such Call Date in the table above, rounded to the nearest dollar.
Business Days	London & New York
Business Day Convention	Modified Following
Underwriter	Lehman Brothers Inc.
Calculation Agent	Lehman Brothers Special Financing
Denominations	$1,000 and integral multiples of $1.00
Issue Type	US MTN
Fees	Price to Public (1)	Fees(2)	Proceeds to the Issuer

Per note	$117.455	$2.455	$115.00
Total	$4,463,290	$93,290	$4,370,000
(1)

The price to public includes Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the notes through one or more of its affiliates, which includes such affiliates expected cost of providing such hedge as well as the profit the such affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)

Lehman Brothers Inc. will receive commissions equal to $2.455 per $1,000 principal amount, or 0.2455%, and may use all or a portion of these commissions to pay selling concessions or fees to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to any hedges.

Risk Factors:

An investment in the notes entails certain risks not associated with an investment in conventional floating rate or fixed rate medium-term notes.  See “Risk Factors” in the Series I MTN prospectus supplement.

United States Federal Income Tax Treatment:

Because the issue price of the notes is less than the Redemption Price at Maturity by more than a statutorily defined “de minimis” amount, the notes will be treated as issued with original issue discount (“OID”).  For a discussion of the tax consequences of owning securities issued with OID, see “United States Federal Income Tax Consequences—Debt Securities—Original Issue Discount” in the Prospectus dated May 30, 2006.